Exhibit 99.1

PACIFIC PREMIER BANCORP
“Q2 2014 Conference Call”
July 23, 2014 at 12:00 p.m. Eastern
Steven Gardner
Kent Smith

OPERATOR:

Good afternoon, and welcome to the Pacific Premier Bancorp Second Quarter 2014 Conference Call.  All participants will be in listen-only mode.  (Operator Instructions.)  Please note this event is being recorded.

STEVEN GARDNER:

Thank you, Youssef.  Good morning, everyone.  I appreciate you joining us today.  As you are all aware, earlier this morning, we released our earnings report for the second quarter of 2014.  I’m going to walk through some of the notable items.  Kent Smith, our CFO, is going to review some of the financial details and then we’ll open up the call to questions.

I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments and I’d encourage all of you to take a look and read through those at your leisure.

During the second quarter, we started to see more evidence of the strong diversified commercial banking model that we have assembled over the past few years, resulting in significant growth in earnings and the loan portfolio year-over-year.

We generated diluted earnings per share of $0.27 in the second quarter, which is an increase of 42% on a year-over-year basis when you take out the merger-related expenses we had in 2013.  The primary driver of our earnings growth was a strong increase in total loans.  As we indicated on our last conference call, we had a growing loan pipeline and we saw a significant amount of these loans close and fund during the second quarter.

We originated $152 million in new loans, which represents one of the most productive quarters we’ve had in our history.  This resulted in loan growth of 11% when compared to the first quarter of this year.  Consistent with our focus on small and middle market business banking, nearly half of our loan production was commercial and industrial loans, although we also had strong contributions from virtually all of our other major lending businesses.

Since the year began, we focused on driving growth in three primary areas; franchise and construction lending, as well as SBA, and we’re seeing good results in all three of these business lines.  Franchise and construction lending are particularly important to us because they provide much higher yields than traditional commercial real estate lending, while SBA is an important driver for the gain on sale income it generates.

When we acquired Infinity Franchise Holdings, our franchise lending business, it had a fairly limited pipeline but the team has ramped up its business development activity since closing and during the second quarter, we originated $28 million in franchise loans.

During the second quarter, we completed a review of a number of additional major franchisors and the team is now authorized to pursue banking opportunities with the franchisees of the top 25 franchisors in the country.  This will substantially open up the universe of business development opportunities from just the eight franchisors that the team was previously authorized to work with.  So we expect this business to continue to produce good results.

In terms of construction lending, we added another couple of seasoned construction lenders to the team, and we had a strong quarter with $27 million in loan originations.  The impact of higher interest rates from franchise and construction lending can be seen in the improvement in our weighted average interest rate for loan originations, which increased to 5.05% in the second quarter, up seven basis points from the first quarter of the year.

As we continue to grow these specific portfolios and they become a larger percentage of the total loan portfolio, we expect the higher yields will benefit our net interest margin.  We are also seeing positive trends in our SBA business, which had $16.8 million in loan production this quarter, up from $5.2 million in the first quarter.  As a result, we are seeing an increase in our gain on sale income, which helped drive the earnings growth, this past quarter.

Our loan growth outpaced our deposit gathering during the quarter, which led to a loan-to-deposit ratio above 100%.  We’re comfortable operating the business at elevated levels for a period of time due to our strong core deposit base and ample contingent liquidity.  We’ve brought in a lot of new commercial banking relationships during the first half of the year, which has been the primary driver of our loan growth.

It generally takes three to nine months before we see the full deposit relationship mature from these customers.  We’re also making good progress with our HOA management prospects, and as they move through the sales cycle we expect this line of business to drive additional deposit growth.

Given our fairly strong deposit pipeline, we believe we should see good deposit inflows over the second half of this year.  Additionally, we’re introducing new deposit products and services targeted for the franchisee market, which should help us capture a more comprehensive banking relationship with these customers.

We would also expect to see the loan-to-deposit ratio come down over time, but as I said, we’re comfortable running the business above a 100% ratio for a period of time in the current environment.

Moving to our operating expenses, we are happy to report a more normalized quarter after several quarters of elevated expenses related to acquisition activity and an upgrade of our core data processing platform.  Our efficiency ratio was 56.6% in the second quarter, which is more in line with what we’re targeting on a long-term basis.

One notable area of cost savings is in our data processing expense after switching payment processor vendors and investing in an upgraded core processing system last quarter.  In addition to giving us greater capabilities that will enable us to serve our clients better, our quarterly expense has dropped.  So we’re already receiving a return on that investment.

As an organization, we’ve always managed cost closely.  At the same time, as a growth company that sees significant opportunities to profitably grow our franchise and to further create scarcity value through acquisitions and organic growth, we’ll continue to invest in people and systems.

Turning to our outlook for the rest of the year, I think we’re relatively well positioned to see a continuation of the positive trends we experienced in the second quarter.  The loan pipeline remains fairly healthy, it’s well diversified and we’re expecting to see meaningful contributions from each of our business lines, including traditional C&I, SBA, franchise and construction lending.

With the well-diversified business mix that we’ve developed, we see good opportunities to attract more commercial customers throughout Southern California.  One area that we are particularly interested in getting more exposure to is the Greater Los Angeles market.

We are looking at various opportunities for expanding our presence in Los Angeles either through acquisitions or by adding seasoned commercial bankers to focus on the market.  We think that the Greater Los Angeles market is largely untapped for us and could be another catalyst for organic and/or acquisitive growth in the coming years.

With that, I’m going to turn the call over to Kent to provide a little bit more detail on the second quarter results.

KENT SMITH:

Thanks, Steve.  We provided a significant amount of detail in our earnings release today so I’m going to review just a few items where I think some additional discussion is warranted.  I’m going to start with our income statement.

Our net interest margin was 4.26% in the second quarter, down four basis points from the first quarter.  The decline was attributable to a two basis point decline in interest-earning assets and a three basis point increase in deposit costs.  The decline in interest-earning assets was primarily from eight-basis point decrease in loan yields, partially offset by a more favorable mix of higher-yielding loans.

Although we are seeing an increase in the weighted average rate of our loan originations, new loans in the second quarter came on the books at lower rates than the existing loan yield on our total loan portfolio.  As we increase the origination of franchise and construction loans, we expect to see an improvement in the loan yield, which will benefit our net interest margin.

Our non-interest income during the first quarter increased by $419,000 or about 20% from the prior quarter.  This was primarily due to an increase in our net gain on sale of loans of $750,000, which occurred as a result of higher SBA loan production that provided more inventory to sell into the secondary market.

We also had two non-recurring items last quarter that impacted the comparison with our results this quarter, one positively and one negatively.  Last quarter, our loan servicing fees were positively impacted by a $500,000 payment we received for the assumption of an existing loan by another borrower.

And on the negative side, again last quarter, we had a $180,000 charge within other income resulting from fair market value adjustments made on loans held for sale that were moved to our held-for-investment portfolio.  There were no other unusual items that had any meaningful impact on our non-interest income in the second quarter.

Our non-interest expense in the second quarter was down approximately 14% from the first quarter.  As with non-interest income, we had a number of unusual items last quarter that impacted our first and second quarter comparison of non-interest expense, including merger costs and the investment we made in a more cost effective core operating system.  Aside from these unusual items, the reduction in non-interest expense was attributable to lower ongoing data processing costs and lower employer payroll taxes.

Turning to our balance sheet, our total loans increased $141.4 million or 10.7% from the end of the prior quarter, which was a result of the organic loan production that Steve discussed and $54.2 million in loan purchases, which were comprised of multi-family, CRE investor and CRE business loans.

The loan growth was broad based throughout the portfolio.  Compared to the end of the prior quarter, C&I loans increased $47.7 million, warehouse facility loans increased $33.0 million, multi-family loans increased $28.3 million, commercial non-owner occupied loans increased $26.8 million, construction loans increased $17.2 million and SBA loans increased $4.1 million.

Our total deposits were up $10.4 million or a little less than 1% during the second quarter.  With our loan growth outpacing deposit growth, we increased the use of overnight FHLB advances to fund loan production.  At the end of the second quarter, our total borrowings amounted to $266 million and had a weighted average cost of 61 basis points.

Finally, looking at asset quality, our loan portfolio continued to perform exceedingly well in the second quarter.  Our non-performing assets declined by $733,000 during the quarter to just 14 basis points of total assets.  We had net recoveries for the quarter totaling $18,000.  For the second quarter, we recorded a provision for loan losses of $1.0 million.  This provision was driven by the strong level of growth we had in the portfolio.

Despite our very low level of losses, this level provisioning will help us to maintain a proper level of reserves.  As at the end of the first quarter and at June 30th, our allowance to total loan ratio was 66 basis points.  Although when the fair market value discounts related to acquired loans are included in the total, then our ratio increases to 85 basis points.

As we continue to have very strong coverage of our non-accrual loans within allowance, that represents 501% of total non-accruals at the end of the quarter.  Going forward, we don’t see anything to indicate that our credit costs won’t continue to be very manageable.

With that, we would be happy to answer any questions you may have.  Yusuf, can you please open the call for questions.

OPERATOR:

(Operator Instructions) Our first question comes from Brian Zabora with KBW.  Please go ahead.

BRIAN ZABORA:

Thanks, good morning. Just a question on the pipeline, you said it was still pretty healthy despite the strong loan growth you had in the quarter.  Can you give us a sense on what the pipeline looks like compared to the end of last quarter?

KENT SMITH:

Our pipeline was up pretty significantly from the last quarter and it looks really strong coming into this next quarter.  We’re very pleased with where we sit today.  It is diversified across the different loan products, so it all looks really well at the present.

BRIAN ZABORA:

You had less of a pay-downs this quarter compared to last, you talked about maybe doing some mitigation efforts to try to reduce that, was that effective or did you see any change in the competition on the commercial real estate side?

STEVEN GARDNER:

We didn’t really see any change in the competition.  It was more the measures that we put in place towards the end of the first quarter and early part of the second quarter that limited the amount of pay downs.

BRIAN ZABORA:

Great, thanks for taking my questions.

STEVEN GARDNER:

Sure thing, Brian.

OPERATOR:

Our next question comes from Andrew Liesch with Sandler O'Neill & Partners.  Please go ahead.

ANDREW LIESCH:

Good morning guys.

STEVEN GARDNER:

Hello, Andrew.

ANDREW LEISCH:

It sounds like the pipeline is pretty strong, but is that still the case with the SBA group right now, I remember in the fourth quarter it was or heading into the first quarter of the year, it wasn’t too much which kind of weighed on the gains on sale in the first quarter, but it built back up, so I mean is it still strong as say maybe a year ago or I mean a month ago?

STEVEN GARDNER:

Yes.

ANDREW LIESH:

Okay.  And then, the other question I have just revolves around the warehouse facility.  It seems like the draws are pretty strong on them and they can be obviously volatile from one quarter to the next, but is this from new draws, have you been adding new customers, I’m just curious what drove the increase here?

STEVEN GARDNER:

It’s predominantly from existing customers drawing on their lines.  We continue to add a couple of relationships, one or two relationships each quarter.  They are a little bit smaller in size.  The reality is, is I think that there is still plenty of capacity in the system for most of the mortgage bankers out there, although I think their activity was certainly up in the second quarter compared to the first quarter and that’s what drove the increases on those balances.

ANDREW LIESH:

Okay.  And then just your thoughts on the share repurchases.  I mean I think with the stock down where it was, I guess, it made some sense just given your capital position, but if you also want to grow and do deals, I was kind of curious like how you are balancing stock repurchases and growth?

STEVEN GARDNER:

That’s exactly it, Andrew.  We continue to balance the capital allocation to achieve the objectives of growing the franchise, and even though we think the stock is undervalued, we don’t have unlimited amounts of excess capital.  And given the fact that we’re fairly optimistic about the growth opportunities, we’re going to limit the capital allocation to stock repurchases.

ANDREW LIESH:

Alright.  Thank you for taking my questions.

OPERATOR:

Our next question comes from Gary Tenner with D.A. Davidson.  Please go ahead.

GARY TENNER:

Thanks, good morning.  Just a question on the kind of loan deposit ratio and balance sheet management from that perspective, I guess, you’ve talked in the past about being willing to let that ratio trend above 100% for a period of time as you mentioned today, how far above would you let it get, number one.  And then, I guess given kind of the way the quarter shook out with the strong organic growth, the additional loan purchases in the quarter, how do you think about that going forward?

STEVEN GARDNER:

Sure.  The loan-to-deposit ratio, as most folks know, we don’t give specific measures of where we’re willing to manage the business.  At this point in time, given the strong core deposit base, what we think are going to be the inflows from the deposit pipeline, the amount of ample liquidity we have, we’re willing to run it above 100% in this current environment.

The loan purchases, those had been worked on and setup at the latter part of the first quarter and closed early in the second quarter and just so that we expected the fund to have a pretty good pull through on the funding side during the quarter, but we didn’t want to miss out on the opportunities, as I said, we’ve setup and worked on at the end of the first quarter.  So we went ahead and closed those.

Just given where the pipeline is today and the strength, I would expect that the purchases would be much less so.  We’ll still look at opportunistic portfolios that are out there, but I wouldn’t think they would be at the levels that we had in the second quarter.  Also, I’d keep in mind that those are typically lower yielding than the stuff we’re originating, and so just given the strength of the pipeline, I want much less of that.  I’d rather take the product that we are originating.

And then, lastly on balance sheet management, historically we’ve been able to sell loan product whether it’s been SBA, commercial real estate, multi-family or even the single-family product and will certainly avail ourselves of that if need be to manage the growth rates.

GARY TENNER:

Okay, thanks for that.  Just as it relates to be desired to have a presence up in the LA market.  If the transaction were to not be the way you got there, if you went organically, would you think of doing it with a team lift out or kind of finding one person to lead the market and then building around that person?  Any thoughts on how you would approach that?

STEVEN GARDNER:

We would look at either opportunities, either a lift out of a team that fits within our model or an individual to build around, someone who has fairly established relationships in the market.  So we’d look at either one.

GARY TENNER:

Okay. Thank you,

OPERATOR:

Our next question comes from Tim Coffey with FIG Partners.  Please go ahead.

TIM COFFEY:

Thank you.  Good morning gentlemen.

STEVEN GARDNER:

Hi Tim.

TIM COFFEY:

Maybe, Steve, following from the loan purchase question, can you provide any details on the loans that were purchased, geography, loan type, yield, stuff like that?

STEVEN GARDNER:

Predominantly California, Southern California, the multi-family has made up the greatest percentage of it and you can just given where the yields are on that product today in the high threes, low fours, same thing with the investor-owned commercial real estate and then a little bit of owner occupied commercial real estate.

The yields on that product are much lower than what we’re originating today, and hence, just given the strength of the pipeline that we have, that’s why I’ve said the we expect much less in the way of purchases here in the third and fourth quarter.

TIM COFFEY:

Great.  Thank you.  And then, on the non-interest expenses, it seems like a fairly clean quarter in 2Q.  Can we assume this is kind of a go-forward run rate?

STEVEN GARDNER:

It is a clean quarter, but at the same time, as I said in our prepared remarks, as a growth company and certainly with the opportunities that we see in the LA market, I would suspect that we will be investing in people and systems throughout this growth period.

TIM COFFEY:

Okay.  That covered my follow-up question on that.  And then, on deposit growth, can you kind of talk about why are you feeling optimistic about deposit growth in the second half?  I know you mentioned new products to the customers of the franchise-lending group, but what are some of the other things that are making you optimistic on deposit growth?

STEVEN GARDNER:

Sure.  One is from what we’ve seen on the commercial businesses   in our past where we closed typically it’s a loan and deposit relationship, and we don’t make business loans without the deposit relationship.  It typically takes three to nine months for that relationship to move over as that business is closing down the deposit relationship that they have with whatever bank they were with and move that over to us.  So just given the business growth, business loans that we’ve closed in the first half of the year that is what makes us optimistic.

Two, the HOA business has moved along very nicely.  That sales cycle is just a long gestation period for those management companies to move over typically the hundreds of accounts that they have.  It’s a long process to move those over and so we’re encouraged by the pipeline that we have on the HOA side of it.  And then just some of our other lines of business that are specifically focused on the deposit side whether it’s escrow or non-profit organizations, we’re encouraged by some of the activity we’ve seen there.

TIM COFFEY:

And then, one last question on the franchise-lending group, most of their production is still on the East Coast or are some of these starting to get over to the West Coast?

STEVEN GARDNER:

A good portion of it is on the East Coast, but it’s starting to diversify.  We’re seeing that in the pipeline certainly as we built out the sales team with a couple of additional folks in the first quarter and as they come up to speed, as well as with some of the additional franchisors that we’ve opened up the business to.  It’s becoming more diversified.  It has generally been their business.  It’s typically concentrated in those high population centers across the country.

TIM COFFEY:

Okay. Those are all my questions, thank you very much.

STEVEN GARDNER:

Sure thing, Tim.

OPERATOR:

(Operator Instructions.)  Our next question comes from Don Worthington with Raymond James.  Please go ahead.

DONWORTHINGTON:

Good morning Steve and Kent.  In terms of the construction lending you are doing, what types of properties are those typically?

STEVEN GARDNER:

Predominantly, along coastal Southern California, spec homes typically higher-end in excess of $1 million.

DON WORTHINGTON:

Okay. And then, any comments on the San Diego market?  I know you talked about LA, but with the acquisition there, how are things going in terms of generating loans out of that market?

STEVEN GARDNER:

They are coming along nicely, same thing with the deposit relationships there.  We really like the San Diego market, and if there are opportunities to expand organically and/or through acquisitions, we’ll consider those.

DON WORTHINGTON:

Okay, great. Thank you.

STEVEN GARDNER:

           Thanks Don

OPERATOR:

(Operator Instructions.)  I’m showing no further questions.  This concludes our question-and-answer session.  I would now like to turn the conference back over to Steven Gardner for any closing remarks.

STEVEN GARDNER:

Thank you, Youssef, thanks again for joining us this morning.  If you have any further questions, please feel free to give Kent or myself a call and we would be happy to talk with you.  Have a great day.

OPERATOR:

The conference has now concluded.  Thank you for attending today’s presentation.  You may now disconnect.

 PACIFIC PREMIER BANCORP
 July 23, 2014 at 12:00 p.m. Eastern